EXHIBIT 99.2

QWEST COMMUNICATIONS INTERNATIONAL INC.

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions)

(Unaudited)

	2005			2004				2003
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Operating revenue	$3,504	$3,470	$3,449	$3,437	$3,449	$3,442	$3,481	$3,498	$3,570	$3,596	$3,624
Operating expenses:
Cost of sales:
Facility costs	697	682	677	650	748	681	662	704	1,137	688	702
Network expenses	72	59	66	66	73	66	57	82	81	70	68
Employee-related costs	405	388	410	390	429	437	450	464	468	439	433
Other non-employee related costs	338	305	286	296	298	302	285	293	276	278	272

Total cost of sales	1,512	1,434	1,439	1,402	1,548	1,486	1,454	1,543	1,962	1,475	1,475
Selling, general and administrative:
Property and other taxes	100	111	99	78	112	115	81	97	114	115	126
Bad debt	27	53	57	49	39	13	93	61	70	72	100
Restructuring, realignment and severance related costs	26	(1)	15	59	5	132	15	46	37	16	13
Employee-related costs	401	410	407	413	413	434	469	415	429	472	485
Other non-employee related costs	462	472	458	471	692	792	496	629	455	480	458

Total Selling, general and administrative	1,016	1,045	1,036	1,070	1,261	1,486	1,154	1,248	1,105	1,155	1,182
Depreciation and amortization	768	765	774	783	779	784	777	798	796	789	784
Asset impairment charges	—	—	—	36	34	43	—	—	230	—	—

Total operating expenses	3,296	3,244	3,249	3,291	3,622	3,799	3,385	3,589	4,093	3,419	3,441

Operating income (loss)	208	226	200	146	(173)	(357)	96	(91)	(523)	177	183
Other expense (income)
Interest expense—net	384	380	381	366	374	394	397	436	437	444	440
Other (income) expense—net	(31)	13	(242)	(54)	40	(111)	12	(37)	(18)	(63)	(61)

Total other expense (income)	353	393	139	312	414	283	409	399	419	381	379
Income tax benefit (expense)	1	3	(4)	27	18	(136)	3	108	256	79	76

Income (loss) from continuing operations	(144)	(164)	57	(139)	(569)	(776)	(310)	(382)	(686)	(125)	(120)
Discontinued operations—net	—	—	—	—	—	—	—	(25)	2,517	61	66
Cumulative effect of accounting changes—net	—	—	—	—	—	—	—	—	—	—	206

Net income (loss)	$(144)	$(164)	$57	$(139)	$(569)	$(776)	$(310)	$(407)	$1,831	$(64)	$152